Exhibit 4.2

	BARBARA K. CEGAVSKE	Filed in the office of	Document Number
{“Seal of	Secretary of State	/s/Barbara K.	20150059687-53
State of	204 North Carson St, Suite 1	Cegavske	Filing Date and Time
Nevada”}	Carson City, Nevada 89701-4299	Barbara K. Cegavske	02/09/2015 7:22 AM
	(775) 684 5708	Secretary of State	Entity Number
	Website: www. nvsos.gov	State of Nevada	E0486232014-3

Certificate of Designation
(Pursuant to NRS 78.1955)

USE BLACK INK ONLY- DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For

Nevada Profit Corporation

(Pursuant to NRS 78.1955)

1.	Name of corporation:

Duo World, Inc.

2.	By resolution of the board of directors the original class or series is amended as follows:

To read in its entirety as follows:

“ Designation: Series A Preferred Stock

Number of Shares of Series A Preferred Stock: 10,000,000

Voting Rights: Each share of Series A Preferred Stock has one vote per share on all matters brought before shareholders. Series A Preferred Stock votes with Common Stock and not as a separate class.

Conversion Rights: Each share of Series A Preferred Stock may be converted into ten shares of Common Stock commencing on the first anniversary of issuance.

Other Rights: None.”

4.	Effective date of filing: (optional)
(must not be later than 90 days after certificate is filed)

5.	Signatures: (required)

X  /s/ Muhunthan Canagasooryam

     Muhunthan Canagasooryam

Filing Fee: $ 175.00

Stock shall be insufficient to permit in full payment of the Liquidation Preference, then all such assets of the corporation shall be distributed ratably among the holders of the Series A Preferred Stock. Neither the consolidation or merger of the corporation nor the sale, lease or transfer by the corporation of all or part of its assets shall be deemed a liquidation, dissolution or winding up of the corporation for purposes of this Section (c).

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